Sumitomo Chemical Company Completes Acquisition of Cambridge Display Technology for $12 per Share

Tokyo, Japan and Cambridge, UK, September 19, 2007 — Sumitomo Chemical Company (Sumitomo Chemical) and Cambridge Display Technology Inc. (NASDAQ: OLED) (CDT), a developer of technologies based on polymer organic light emitting diodes (P-OLEDs), today jointly announced that Sumitomo Chemical has completed its $285 million acquisition of CDT, by means of a merger between CDT and a wholly owned subsidiary of Sumitomo Chemical. The merger consideration represents a 107 percent premium over CDT’s 90-day average closing share price and a 95 percent premium over CDT’s closing share price of $6.15 on July 30, the last trading day prior to first public announcement of the acquisition.

Holders of over 73% of CDT’s outstanding common shares approved the merger earlier today, and all customary closing conditions have now been satisfied. As a result of the merger, CDT’s common stock will no longer be publicly traded after today and will be converted into the right to receive $12 per share in cash.

CDT has appointed Mellon Investor Services LLC to act as paying agent for this transaction. Mellon Investor Services LLC will contact CDT shareholders shortly to arrange for payment.

Nikko Citigroup Limited, Citigroup Global Markets Inc. and Pillsbury Winthrop Shaw Pittman LLP advised Sumitomo Chemical in the transaction. Cowen and Company, LLC and Cadwalader, Wickersham & Taft LLP advised CDT.

Safe Harbor

CDT DISCLOSURE NOTICE: This news release contains forward looking statements that predict or describe future events or trends. The matters described in these forward looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond CDT’s control. CDT faces many risks that could cause its actual performance to differ materially from the results predicted by its forward looking statements. CDT’s performance may be impacted by many factors, including (i) the outcomes of its ongoing and future research and development activities, and those of its licensees, related to its polymer organic light emitting diode, or P-OLED, Total Matrix Addressing, or TMA, and related technologies; (ii) the potential commercial applications of its P-OLED, TMA and related technologies, and of OLED products in general; (iii) its ability to form and continue joint ventures and other strategic relationships with manufacturers of P-OLED materials, displays and other devices which incorporate its technologies; (iv) successful commercialization of products including its P-OLED, TMA or related technologies by CDT or by its licensees; (v) the willingness of these manufacturers and licensees to continue to develop, manufacture and sell commercial products integrating CDT’s technology; (vi) future demand for products using its P-OLED, TMA or related technologies; (vii) the comparative advantages and disadvantages of its technologies versus competing technologies currently on the market; (viii) the nature and potential advantages of any competing technologies that may be developed in the future; (ix) CDT’s ability to

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compete against third parties with greater resources; (x) its ability to maintain and improve its competitive position following the expiration of its fundamental patents; (xi) the adequacy of protection afforded to it by the patents that it owns or license and the cost to it of enforcing that protection; (xii) its ability to obtain, expand and maintain patent protection in the future and to protect its unpatentable intellectual property; (xiii) developments in and expenses associated with resolving matters currently in litigation; (xiv) the payments that it expects to receive in the future under its existing contracts and the terms that it is able to enter into with new licensees of its technology; (xv) exposure of its international operations and those of its licensees to significant risks; (xvi) its future capital requirements and its ability to obtain additional financing when needed; and (xvii) its future P-OLED technology licensing and other revenues and results of operations. The reports that CDT files with the U.S. Securities and Exchange Commission (“SEC”) contain a fuller description of these and many other risks to which CDT is subject. Because of those risks, CDT’s actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward looking statements. The information set forth in this news release represents management’s current expectations and intentions. CDT assumes no responsibility to issue updates to the forward looking matters discussed in this news release.

Media Contact:	Investor Relations Contact:
Cambridge Display Technology	The Piacente Group
Michael Black, CFO	Brandi Piacente
+44 1954 713600	212-481-2050
investors@cdtltd.co.uk	brandi@tpg-ir.com

Investor Relations Contact:
Sumitomo Chemical Co., Ltd
Corporate Communications Dept.
+81 3 5543 5102
hirayamat1@sc.sumitomo-chem.co.jp

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